Exhibit 7

Transactions Effected in the Shares by the Reporting Persons in the Past 60 Days

Date	Reporting Person(s)	Buy/Sell	Number of Shares	Price Per Share (or Average Weighted Price Per Share, As Applicable)
November 15, 2024	General Motors Ventures LLC	Sell	13,332,000	$0.2027

Unless otherwise noted, all transactions were effected on the New York Stock Exchange (NYSE).